Exhibit 10.39

Execution Copy

March 29, 2021

Zvi Glasman 327 Avenue F

Redondo Beach, CA 90277 zvig@yahoo.com

Dear Zvi Glasman,

This letter amends and restates your original offer letter from Faraday&Future Inc. (“FF”), dated December 20, 2020 (the “Prior Letter”). Except as provided otherwise below, the terms of this letter will be effective upon its execution by you.

Position

You will be employed by FF and will be its Chief Financial Officer and responsible for capital markets, reporting to its Chief Executive Officer in the management-based organization and participating in appropriate committees and projects as directed by the Chief Executive Officer. Effective as of the effective time of the merger of a wholly-owned subsidiary of Property Solutions Acquisition Corp. with and into FF Intelligent Mobility Global Holdings Ltd., the indirect parent of FF, (“FF Global Holdings”), with FF Global Holdings surviving and being known as FF Intelligent Electric, Inc. or the “Company”) (such effective time, the “Effective Time”), you will become the Chief Financial Officer of the Company, reporting to its Chief Executive Officer in the management-based organization and participating in appropriate committees and projects as directed by the Chief Executive Officer.

Compensation

Base Salary: Effective April 1, 2021, you will receive an annualized base salary of $600,000.00 that will be paid semi-monthly (less deductions and withholdings required by law). You will receive a true-up payment for the difference between the base salary you were paid from January 1, 2021 through the effective time of your salary increase, which, assuming an effective increase date of April 1, 2021, is $70,000.00, on the first payroll date after the date hereof with respect to your unpaid base salary from January 1, 2021 through the effective date of the base salary increase. Effective upon the Company reaching a market capitalization of $7,500,000,000.00 based on the last closing price of the Company’ s common stock on a national securities exchange during 20 out of 30 consecutive trading days after the Effective Time, your annualized base salary will be increased to $1,000,000.00.

Bonuses: As an employee, you also will be eligible to receive a discretionary annual performance bonus, with a target amount of $400,000.00 (the “Annual Bonus”). Any Annual Bonus will be awarded in the sole discretion of FF or, after the Effective Time, the Company. Except as otherwise provided herein, you must be an active employee on the date any Annual Bonus is paid, and the Annual Bonus will not be deemed earned by you and become payable unless or until it is awarded by FF or the Company, as applicable. The timing of your Annual Bonus shall coincide with similar bonuses paid to other members of FF’s or, after the Effective Time, the Company’s senior management. In addition, for your considerable efforts on behalf of FF and the Company, you will receive (i) a special efforts bonus of $300,000.00, payable upon the execution of this letter and not subject to recoupment, and (ii) a transaction bonus of $400,000.00, payable upon the Effective Time provided that you are still employed by the Company or any of its subsidiaries on such date, and not subject to recoupment. Both such bonuses will be less deductions and withholdings required by law.

Benefits: FF provides all full-time employees with subsidized health insurance, the opportunity to participate in FF’s Fidelity 40lk-retirement plan, paid time off, and holiday entitlement, specific details of which were provided to you shortly after you joined FF.

Equity Incentive: As part of your offer under the Prior Letter, you have received an employee stock option grant equal to 2,000,000 options to purchase Class A Ordinary Shares of FF Global Holdings (the “Initial Grant”). You also have received an additional grant of 2,000,000 options to purchase Class A Ordinary Shares of FF Global Holdings, which will begin vesting if FF or the Company reaches the milestone of the start of production of FF’s flagship vehicle -the FF91 (the “Milestone-Based Grant”). Should FF or the Company reach this milestone, the Milestone-Based Grant will begin vesting on the date such milestone is reached (the “Milestone Achievement Date”). The Initial Grant and the Milestone-Based Grant were approved by the FF Global Holdings Board of Directors and are subject to the terms described herein and, to the extent not less favorable to you, of the FF Global Holdings Equity Incentive Plan (a copy of which has been provided to you under separate cover) or any successor plan approved by the stockholders of the Company. Your Initial Grant will vest as follows: (1) 40% (or 800,000 options) will vest in equal monthly installments over a four-year period starting from December 28, 2020, so that 1/48 of such tranche (or 16,667 options) will vest on the 28th of each month beginning on January 28, 2021; (2) 20% (or 400,000) will vest in equal monthly installments over a four-year period starting from December 28, 2021, so that 1/48 of such tranche (or 8,333 options) will vest on the 28th of each month beginning January 28, 2022; (3) 20% (or 400,000) will vest in equal monthly installments over a four-year period starting from December 28, 2022, so that 1/48 of such tranche (or 8,333 options) will vest on the 28th of each month beginning January 28, 2023; and (4) 20% (or 400,000) will vest in equal monthly installments over a four-year period starting from December 28, 2023, so that 1/48 of such tranche (or 8,333 options) will vest on the 28th of each month beginning January 28, 2024. Your Milestone-Based Grant will vest as follows: (1) 40% (or 800,000 options) will vest over a four-year period starting from the Milestone Achievement Date, with 25% of such tranche (or 200,000 options) vesting on the first anniversary of the Milestone Achievement Date and the remainder (or 600,000 options), vesting in equal monthly installments over the next three-year period so that 1/36 of such tranche (or 16,667 options) will vest on the same day of each month as the Milestone Achievement Date beginning on the month following the first anniversary of the Milestone Achievement Date; (2) 20% (or 400,000) will vest in equal monthly installments over a four-year period starting from the first anniversary of the Milestone Achievement Date, so that 1/48 of such tranche (or 8,333 options) will vest on the same day of each month as the Milestone Achievement Date beginning on the first anniversary of the Milestone Achievement Date; (3) 20% (or 400,000) will vest in equal monthly installments over a four-year period starting from the second anniversary of the Milestone Achievement Date, so that 1/48 of such tranche (or 8,333 options) will vest on the same day of each month as the Milestone Achievement Date beginning on the second anniversary of the Milestone Achievement Date; and (4) 20% (or 400,000) will vest in equal monthly installments over a four-year period starting from the third anniversary of the Milestone Achievement Date, so that 1/48 of such tranche (or 8,333 options) will vest on the same day of each month as the Milestone Achievement Date beginning on the third anniversary of the Milestone Achievement Date. Any Initial Grant options or Milestone-Based Grant options that remain unvested on a termination of your employment will be forfeited. Any vested Initial Grant options will remain exercisable for one year after the termination of your employment for any reason other than Cause (as defined below). After the termination of your employment for any reason other than Cause (as defined below), any vested Milestone-Based Grant options will remain exercisable for fifteen (15) days unless such termination is due to your death or disability, in which case any such vested Milestone-Based Options will remain exercisable for six (6) months.

In addition, in consideration of your substantial assistance and significant efforts with FF Global Holdings’ completion of its private investment in public equity (PIPE) transaction in connection with a potential SPAC merger, you have received an additional employee stock option grant equal to 500,000 options to purchase Class A Ordinary Shares of FF Global Holdings (the“PIPE Grant”). The Pipe Grant was approved by the FF Global Holdings Board of Directors and is subject to the terms described herein and, to the extent not less favorable to you, of the FF Global Holdings Equity Incentive Plan or any successor plan approved by the stockholders of the Company. Your PIPE Grant will, subject to your execution of this letter, become 100% vested and exercisable upon the Effective Time, provided that you are still employed by the Company or any of its subsidiaries on such date. Any PIPE Grant options that remain unvested on a termination of your employment will be forfeited and any vested PIPE Grant options will remain exercisable for one year after the termination of your employment for any reason other than Cause (as defined below).

The Initial Grant options, Milestone-Based Grant options and PIPE Grant options described in this letter have an exercise price per share equal to $0.391, the fair market value per share of the underlying stock on the date of grant. In consideration of the difference between this exercise price and the exercise price promised in your Prior Letter, upon the Effective Time, you also will receive a special bonus equal to $202,500.00 (less deductions and withholdings required by law), provided that you are still employed by Company or any of its subsidiaries on such date, and not subject to recoupment.

You also will be given the opportunity to become a Pre-Partner of FF Global Partners LLC (“FF Global Partners”). Subject to the terms of the partnership agreement, you will receive the right to subscribe to 2,000,000 shares of FF Global Partners. You also will receive the right to subscribe to an additional 2,000,000 shares of FF Global Partners if FF or the Company reaches certain milestones on certain dates as specified by the Partnership Executive Committee of FF Global Partners. This milestone grant will be tied to the start of production of FF’s flagship vehicle - the FF91. Should FF (or, after the Effective Time, the Company) reach this milestone by the designated target date, any milestone-based subscription rights will be issued on the date such milestone is reached. The FF Global Partners shares will have an exercise price equal to $0.50 per share.

Termination and At-Will Status

You and FF (and, following the Effective Time, the Company) understand and agree that this employment relationship is at-will. Accordingly, there are no promises or representations concerning the duration of the employment relationship, which may be terminated by either you or FF (or, following the Effective Time, the Company) at any time, with or without cause or good reason, and with or without advance notice.

Severance

You may be entitled to severance pay depending on the circumstances concerning the termination of your employment with FF (or, following the Effective Time, the Company). Specifically, you will be entitled to severance pay (less applicable withholding taxes) in the form of a lump sum payment equal to the sum of (i) an amount equal to the equivalent of twelve (12) months’ base salary (based on a base salary of $600,000 or, if higher, such base salary in effect at the time), and (ii) if such termination occurs after the Effective Time, an amount equal to a pro-rated target Annual Bonus (based on the number of days employed during the applicable year through the termination date over the number of days in the applicable calendar year and a target bonus amount of $400,000 or, if higher, such target bonus amount in effect at the time), in the following circumstances:

1.	Change of Control: Excluding the SPAC merger currently contemplated by FF Global Holdings and Property Solutions Acquisition Corp., if on or within six months following a change of control (such as the consummation of the sale or disposition by FF (or, after the Effective Time, the Company) of all or substantially all of its assets, or the consummation of a merger or consolidation of FF (or, after the Effective Time, the Company) with any other corporation, other than a merger or consolidation which would result in the voting securities of FF (or, after the Effective Time, the Company) outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of FF (or, after the Effective Time, the Company) or such surviving entity or its parent outstanding immediately after such merger or consolidation), FF (or, after the Effective Time, the Company) terminates your employment without Cause.

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2.	Termination Without Cause: FF (or, after the Effective Time, the Company) terminates your employment without Cause.
3.	Resignation for Good Reason: You resign from your employment with FF for Good Reason. “Good Reason” will mean your resignation of employment following the expiration of any cure period (as discussed below) following the occurrence of one or more of the following, without your consent: (a) a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or the removal of you from such position, duties and responsibilities, unless you are provided with comparable or greater duties, position and responsibilities; (b) a reduction by FF (or, after the Effective Time, the Company) of your base salary and/or benefits as in effect immediately prior to such reduction, other than substantially similar reductions that apply beginning on or after January I, 2022 that are also applied to substantially similar employees of FF (or, after the Effective Time, of the Company) on or after January 1, 2022; provided that any salary reduction will be restored in the event reductions to substantially similar employees are restored; or (c) a material breach by FF (or, after the Effective Time, the Company) of any term or condition of this letter, or any other agreement between FF (or, after the Effective Time, the Company) and you. You will not resign for Good Reason without first providing FF (and, after the Effective Time, the Company) with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the occurrence of the Good Reason event and a reasonable cure period of not less than thirty (30) days following the date of such notice. You have agreed that, on and after the Effective Time you will remain responsible for capital markets of FF, but the Company may hire a Chief Strategy and Capital Officer or similar title, who may then be responsible for capital markets for FF and the Company. Accordingly, for the avoidance of doubt, the transfer of responsibility for capital markets with respect to FF prior to the Effective Time will constitute Good Reason, but the transfer of such responsibility with respect to FF and the Company on or after the Effective Time, including to a Chief Strategy and Capital Officer or similar title who may be hired and become responsible for capital markets with respect to the Company after the Effective Time, will not constitute Good Reason.

You will not be entitled to any severance pay in the following circumstances:

1.	Termination for Cause: FF (or, after the Effective Time, the Company) terminates you for Cause. For purposes of this offer letter, “Cause” shall mean, a termination of the your employment by FF (or, after the Effective Time, the Company) as a result of: (1) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment or engagement, as applicable, with FF or the Company; (2) intentional or grossly negligent damage to FF or the Company’s interests or assets; (3) intentional or grossly negligent breach of FF’s or the Company’s policies, including, without limitation, disclosure of FF’s or the Company’s confidential information contrary to FF or Company policies or engagement in any competitive activity which would constitute a breach of such employee’s duty of loyalty or any other duties such employee holds to FF or the Company; (4) the willful and continued failure to substantially perform your duties for FF or the Company (other than as a result of incapacity due to physical or mental illness); or (5) other willful or grossly negligent conduct by you that is demonstrably and materially injurious to FF or the Company, monetarily or otherwise. Termination for cause does not include termination due to death or disability.

2.	Termination for Failure to Perform Duties: FF (or, after the Effective Time, the Company) terminates you for failing or refusing to perform the duties reasonably required of you pursuant to the terms of your employment, after having received written notice specifying such failure to perform and a reasonable opportunity to perform. Does not include termination for death and disability.

3.	Resignation Without Good Reason: You resign from FF (or, after the Effective Time, the Company) without Good Reason (as defined above).

Indemnification: Notwithstanding anything to the contrary within any indemnification agreement to which you are a party with FF (or, after the Effective Time, with the Company) or otherwise, you will be permitted to retain separate “shadow counsel” reasonably acceptable to FF (or, after the Effective Time, to the Company) and, in the event of any conflict of interest between you and other defendants subject to indemnification as reasonably determined by you, you will be permitted to retain separate counsel reasonably acceptable to FF (or, after the Effective Time, to the Company) in each case in connection with any indemnification claim thereunder permitted under applicable law, at the expense of FF (or, after the Effective Time, the Company).

Attorney’ s Fees: FF will reimburse you within five business days after your submission of an invoice therefor, for up to $100,000 of your reasonable attorney’s fees in connection with the negotiation of this offer letter.

Successors and Assigns: This letter will bind and inure to the benefit of and be enforceable by you, FF, your and FF’s respective successors (for the avoidance of doubt, including (without limitation), the Company and Property Solutions Acquisition Corp.) and assigns and your estate, heirs and legal representatives (as applicable). FF will require any successor to all or substantially all of its business and/or assets (for the avoidance of doubt, including (without limitation), the Company and Property Solutions Acquisition Corp. and each of their respective subsidiaries and affiliates, as applicable), whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or, by an agreement in form and substance reasonably satisfactory to you, expressly to assume and agree to perform this letter in the same manner and to the same extent as FF would be required to perform if no such succession had taken place.

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To accept the terms of this letter, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records as Appendix 1. This letter, along with all other documents referenced herein, sets forth the terms and conditions of your employment with FF (and, following the Effective Time, the Company) and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations whether written or oral. You understand that FF has engaged Mercer (US) Inc. to, among other things, perform a review of FF’s existing employment practices with senior management and provide recommendations for such practices. You agree that to the extent FF implements such recommendations that would result in an increase in your compensation arrangements, including but not limited to having all such senior management enter employment contracts with FF, you will negotiate the terms of any such employment contract in good faith, subject to the terms of this letter and Mercer’ s recommendations; provided that you shall be reimbursed for your reasonable attorneys’ fees in connection therewith.

We look forward to your favorable reply and to continuing to work with you. The terms of this letter agreement, including with respect to your Initial Grant options, Milestone-Based options and PIPE Grant options, have been approved by the Board of Directors of FF Global Holdings. This letter will automatically be withdrawn if not accepted on or before March 31, 2021.

[Signature Page Follows]

Sincerely,

/s/ Carsten Breitfeld
Carsten Breitfeld
Chief Executive Officer Faraday & Future Inc.

Zvi Glasman
Agreed To and Accepted By

/s/ Zvi Glasman
Employee Signature

3/29/21
Date

Enclosure

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